Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended May 31, 2005

Summary Metrics(2)
	Reported	Managed
Net Charge-Off Rate	3.31%	4.10%
30 Days + Delinquency Rate	3.50%	3.43%

Reconciliation to GAAP Measures:

The Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) are referred to as its “reported” financial statements. Loans included in securitization transactions which qualified as sales under GAAP have been removed from the Company’s “reported” balance sheet. However, servicing fees, finance charges, and other fees, net of charge-offs, and interest paid to investors of securitizations are recognized as servicing and securitizations income on the “reported” income statement.

The Company’s “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under GAAP. The Company generates earnings from its “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. The Company’s “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which it originated. For this reason, the Company believes the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Metric Calculation Details (dollars in thousands)
	Reported	Adjustments (1)	Managed(2)
Net Principal Charge-Offs	$105,210	$176,805	$282,015
Average Loans Outstanding	$38,157,350	$44,352,260	$82,509,610
Annualized Net Charge-Off Rate	3.31%		4.10%
30 Days + Delinquencies	$1,335,852	$1,489,088	$2,824,940
Period-end Loans Outstanding	$38,132,395	$44,319,540	$82,451,935
30 Days + Delinquency Rate	3.50%		3.43%

(1)	Includes adjustments made related to the effects of securitization transactions qualifying as sales under GAAP and adjustments made to reclassify to “managed” loans outstanding the collectible portion of billed finance charge and fee income on the investors’ interest in securitized loans excluded from loans outstanding on the “reported” balance sheet in accordance with Financial Accounting Standards Board Staff Position, “Accounting for Accrued Interest Receivable Related to Securitized and Sold Receivables under FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” issued April 2003.

(2)	The managed loan portfolio does not include auto loans which have been sold in whole loan sale transactions where the Company has retained servicing rights.